EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of July 16, 2010, is by and between Windstar, Inc., a Nevada corporation (the "Company"), and Randall E. McCoy (the "Employee").

WHEREAS, the Company wishes to employ Employee in the position of Chief Executive Officer, and

           WHEREAS, Employee wishes to serve as the Chief Executive Officer of the Company,

           NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Term of Employment.  Subject to the terms and conditions hereof, the Company will employ the Employee, and the Employee will serve the Company, as an executive officer or other similar or comparable position or positions as the Company may request from time to time, for a period deemed to have begun on July 16, 2010 (the "Effective Date") and terminating on the third anniversary of such date (the "Initial Term").  Following the expiration of the Initial Term and for each extension period referred to in this sentence, the Agreement shall be automatically renewed for a period of three years, unless either party provides written notice at least ninety (90) days prior to the expiration of the current period of its intention not to renew the Agreement (such term, as it may be shortened by termination of Employee’s employment hereunder pursuant to the provisions hereof or extended, the "Term of Employment").

2. Duties.  During the Term of Employment, the Employee will serve as the Chief  Executive Officer or such other similar or comparable position or positions as determined by the Company, subject to the terms of this Agreement and the direction and control of the Board of Directors of the Company.  The primary location of the Employee's employment hereunder shall be the offices of the Company in Little Falls, New Jersey.  The Employee will hold, in addition to Employee’s principal position, such other offices as he may be appointed or assigned from time to time by the Board of Directors of the Company and will discharge such duties in connection therewith.  The Employee shall devote all of his business time to the performance of his duties hereunder, provided, that the Employee shall not be precluded from serving as a member of up to two boards of directors or advisory boards of companies or organizations so long as such service does not violate the provisions of this Agreement and/or the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, or interfere with the performance of the Employee’s duties hereunder.

3. Compensation.

(a) The Company will, during the Term of Employment, pay to the Employee as compensation for the performance of his duties and obligations hereunder a base salary of $250,000 payable in accordance with the Company’s normal payroll policies (“Salary”).  During the Term of Employment, such Salary shall be reviewed annually by the Board of Directors of the Company, or its Compensation Committee, in accordance with the Company’s compensation program and may be increased, but not decreased (other than in connection with a proportionate, across-the board reduction in the compensation of all executive officers or similarly situated employees of the Company).

(b) For each Company fiscal year ending during the Term of Employment that the Company determines funds are available for an executive bonus program, the Employee will be eligible to receive an annual bonus, as determined by the Board of Directors of the Company, or its Compensation Committee, in its sole discretion.  The Compensation Committee of the Board will consult with the Chief Executive Officer, the Chief Operating Officer and the Employee in connection with the establishment of specific goals and objectives. Any Bonus awarded, if any, will be paid in the following fiscal year at such time as may be prescribed by the Board of Directors.

4. Other Benefits.

(a) During the Term of Employment, the Employee shall be entitled to participate in employee benefit plans and programs of the Company to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate.  The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program (or any terms thereof) during the Term of Employment, and the Employee’s participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable thereto.

(b) While employed hereunder, the Employee shall be entitled to Paid Time Off (PTO) benefits as may be permitted by Company policy approved by the Board or the Compensation Committee and then in effect.  Such PTO may be taken by the Employee at such times as do not unreasonably interfere with the business of the Company.

5. Expenses.  During the Term of Employment, all travel and other reasonable business expenses incident to the rendering of services by the Employee under this Agreement will be paid or reimbursed by the Company subject to the submission of appropriate vouchers and receipts in accordance with the expense reimbursement policy of the Company in effect at the time the expenses are incurred.

6. Death or Disability.

(a) The Employee’s employment under this Agreement shall be terminated by the death of the Employee.  In addition, the Employee’s employment under this Agreement may be terminated by the Board of Directors of the Company if the Employee shall be rendered incapable by illness or any other disability from complying with the terms, conditions and provisions on his part to be kept, observed and performed for a period in excess of 180 days (whether or not consecutive) or 120 days consecutively, as the case may be, during a 12-month period during the Term of Employment (“Disability”).  If the Employee’s employment under this Agreement is terminated by reason of Disability of the Employee, the Company shall give notice to that effect to the Employee in the manner provided herein.  In the event that the Employee receives disability insurance benefits for which payment was made by the Company after the Effective Date of this Agreement and prior to termination of the Employee’s employment under this Agreement pursuant to this Section 6(a), the Employee’s Salary shall be reduced by an amount equal to such disability insurance benefits during such period.

(b) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the death of the Employee, in the event of such death after the Employee’s employment has begun, the Salary payable hereunder (but excluding medical plan and other benefits) shall continue to be paid at the then current rate for three (3) months after the termination of employment in accordance with normal Company payroll practices.  In addition, any bonuses actually earned pursuant to Section 3 prior to the termination of the Employee’s employment (including, as reasonably determined by the Board of Directors or its Compensation Committee, a pro-rated amount of any annual bonus for the portion of the fiscal year during which termination takes place) shall be paid not later than five (5) months after such termination.  All sums payable pursuant to this Section 6(b) shall be paid to the Employee’s personal representative.

(c) In addition to and not in substitution for any other benefits which may be payable by the Company in respect of the Disability of the Employee, in the event of the termination of the Employee’s employment hereunder due to such Disability pursuant to Section 6(a) after the Employee’s employment has begun, the Salary payable hereunder (inclusive of paid medical plan then in effect and available, if any) shall continue to be paid at the then current rate for three (3) months after the termination of employment in accordance with normal Company payroll practices; provided, however, that the Company shall deduct from such payments the amount of any and all disability insurance benefits paid during such three-month period with respect to the Employee that were paid for by the Company during any period for which payment was made by the Company after the Effective Date of this Agreement and prior to the termination of the Employee’s employment.  In addition, any bonuses actually earned pursuant to Section 3 prior to the termination of the Employee’s employment (including, as reasonably determined by the Board of Directors or its Compensation Committee, a pro-rated amount of any annual bonus for the portion of the fiscal year during which termination takes place) which shall be paid not later than five (5) months after such termination.

7. Non-Disclosure; Confidentiality.  The Employee and the Company are parties to a Confidentiality, Invention Assignment,  Conflict of Interest and Non-Compete Agreement, a true and correct copy of which is annexed hereto as Exhibit A.  Notwithstanding any statement in this Agreement to the contrary, Employee and the Company agree that the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A shall remain in full force and effect following the Effective Date, and the terms of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A are incorporated by reference into, and form a part of, this Agreement.

8. Remedies.

(a) Employee acknowledges that irreparable injury would result to the Company if the provisions of Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, were not specifically enforced, and Employee agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect to any failure to comply with the provisions of Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, as determined by a court of competent jurisdiction.

(b) In furtherance of and not in limitation of Section 8(a), in the event that subsequent to the Term of Employment Employee breaches any of his obligations to the Company under Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, then the Company’s obligation to make further payments to Employee pursuant to this Agreement shall terminate.  Any such termination shall not limit or affect the Company’s right to pursue any other remedy available to the Company at law or in equity.

9. Termination for Cause.  In addition to any other remedy available to the Company, either at law or in equity, the Employee’s employment with the Company may be terminated by the Board of Directors for “Cause”, which shall include (i) the Employee’s conviction from which no further appeal may be taken for, or plea of nolo contendere to, a felony or a crime involving moral turpitude; (ii) the Employee’s commission of a breach of fiduciary duty involving personal profit in connection with the Employee’s employment by the Company; (iii) the Employee’s commission of an act in the conduct of duties under this Agreement which the Board of Directors shall reasonably have found to have involved willful misconduct or gross negligence on the part of the Employee; (iv) habitual absenteeism not resulting from the Employee's incapacity due to physical or mental illness; (v) the Employee’s material breach of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement which remains uncured for a period of thirty (30) days following notice by the Company; or (vi) the willful and continued failure over a period of thirty (30) days by the Employee to perform substantially his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness).  With respect to the matters set forth in subsections (iii), (iv), (v) and (vi) of this Section 19, the Company may not terminate the Employee’s employment unless the Employee has first been given notice of the conduct forming the cause for such termination, and Employee has been provided an opportunity to cure such conduct.  If Employee does not cure the reason for the notice within thirty (30) days, then the Company shall be entitled to terminate Employee’s employment in accordance with this Section 9.  In the event of termination under this Section 9, the Company’s obligations to the Employee shall be limited to the payment of accrued and unpaid Salary through the date of such termination and any earned but not yet paid bonus from the prior fiscal year. All compensation and benefits will cease at the time of such termination and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.The foregoing will not be construed to limit the Employee’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract. Notwithstanding any termination of this Agreement pursuant to this Section 9, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7 or 12 of this Agreement, together with the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, following any such termination.

10. Termination by the Company Without Cause or By the Employee for Good Cause, Severance.

(a) Each of the Company and the Employee may terminate the Employee’s employment under this Agreement at any time for any reason whatsoever, without any further liability or obligation of the Company to the Employee or of the Employee to the Company from and after the date of such termination (other than liabilities or obligations accrued but unsatisfied on, or surviving, the date of such termination), by sending written notice to the other party.

(b)  In the event the Company elects to terminate the Employee’s employment under this Agreement without Cause pursuant to this Section 10, or in the event the Company gives notice to Employee that it elects not to renew this Agreement at the expiration of its then current Term, then Employee shall be entitled to receive the following payments and benefits:

(1) within 10 business days following the date of termination or expiration, the payment of all accrued and unpaid Salary through such date;

(2) any bonuses actually earned pursuant to Section 3 prior to the termination of the Employee’s employment (including, as reasonably determined by the Board of Directors or its Compensation Committee, a pro-rated amount of any annual bonus for the portion of the fiscal year during which termination takes place)  which shall be paid not later than five (5) months after such termination;

(3) the Company shall pay to the Employee an amount equal to his full Salary (at the rate in effect on the effective date of the termination, inclusive of paid medical plan then in effect, if any) as such Salary otherwise would have accrued for the specific period identified on the following schedule, payable in accordance with the Company's normal payroll practices:

During the Initial Term	Payable for the balance of the Initial Term or for 12 months, whichever is greater

After the Initial Term	Payable for 12 months

(4) at the request of the Employee, the Company will amend the terms of any stock option grant agreement in effect between the Employee and the Company concerning options granted to the employee that are vested as of the date of termination to provide that all such vested options shall be exercisable until the expiration date set forth in such stock option grant agreement (without regard to the effect of the termination of the Employee's employment on the term of the option), provided that such options shall cease to be exercisable in the event the Employee commits a material breach of his continuing post-employment obligations to the Company under the provisions of Sections 7 and 12 of this Agreement.  The Employee acknowledges that under applicable law the exercise of any vested options more than three (3) months after termination of employment, or the amendment of any option agreements to permit such later exercise, may render such options ineligible for favorable federal income tax treatment as incentive stock options; and

(5) so long as Employee is not in material breach of any material obligation under this Agreement, including, but not limited to material breach of his continuing post-employment obligations to the Company under the provisions of Sections 7 and 12 of this Agreement, then with respect to any stock option grant agreements in effect between the Employee and the Company, and any shares of restricted stock received by the Employee pursuant to restricted stock agreements to which the Company and the Employee were parties prior to the date of termination, the Company shall waive the applicability of any right of repurchase the Company may have under such agreements.

(c) Prior to any termination for “Good Cause” (as hereinafter defined) by Employee of his employment hereunder, Employee shall provide a notice to the Company of any Good Cause for the Employee’s termination of employment and shall provide the Company with a reasonable opportunity of not less than thirty (30) days to cure the reason(s) for the notice.  If the Company does not cure the reason for the notice within the period provided and Employee terminates his employment for Good Cause, then the Employee shall be entitled to the payments and benefits set forth in Section 10(b). In the event the Employee elects to terminate the Employee’s employment under this Agreement, other than for Good Cause, the Company’s obligations to the Employee shall be limited to the payment of accrued and unpaid Salary through the date of such termination and any earned but not yet paid bonus from the prior fiscal year. All compensation and benefits will cease at the time of such termination and the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Employee’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.  Furthermore, the foregoing will not be construed to limit the Employee’s right to continue medical benefits in accordance with the terms and conditions of COBRA.

(d) Any termination of the Employee’s employment under this Agreement by the Company as provided in this Section 10 shall be in addition to, and not in substitution for, any rights with respect to termination of the Employee which the Company may have pursuant to Section 19.  Notwithstanding any termination of the Employee’s employment under this Agreement pursuant to this Section 10, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment,  Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, following any such termination.

(e) For purposes of this Section 10, “Good Cause” shall mean a Detrimental Change as defined in Section 10(f) below or a material breach by the Company of its obligations under this Agreement which is not cured in the time and manner provided for in Section 10(c).

(f) As used in this Agreement, “Detrimental Change” shall mean, without the Employee’s express written consent:

(1) a material reduction in the Employee’s annual base salary;

(2) any relocation of the Employee’s principal site of employment by more than forty (40) miles;

(3) the assignment to the Employee of any duties inconsistent (except in the nature of a promotion) with those of a Chief Executive Officer in the Company or a substantial adverse alteration in the nature or status of his position or responsibilities; provided, however, that circumstances constituting Detrimental Change shall not be deemed to have occurred with respect to any change in duties, or any change in the nature or status of the Employee’s position or responsibilities, which derives predominantly from the fact that the Company has become a subsidiary or division of another company and as a result (i) the Employee reports to an additional and/or different executive at the Company or the other company, and (ii) the Employee has a new title which reflects such new reporting relationship; or

(4) the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by him unless this failure is a result of changes to the Company’s benefits generally applicable, in each case, to all or substantially all similarly situated employees.

(g) If the Employee fails to notify the Company within thirty (30) days of the occurrence of circumstances giving rise to a Detrimental Change that he will terminate his employment with the Company due to such Detrimental Change unless it is cured, then such failure to notify shall constitute his consent to, and waiver of rights with respect to, any such circumstances constituting a Detrimental Change; provided that in no event shall Employee’s continued employment during any cure period after having given notice constitute consent to, or a waiver of rights with respect to, any circumstance constituting a Detrimental Change.

(h) Notwithstanding any provision of this Agreement to the contrary, any and all payments and benefits described in this Section 10 shall be conditioned on (i) the Employee’s execution and delivery to the Company, within 30 days following the effective date of termination of employment pursuant to this Section 10, of a full and complete release of any and all claims the Employee may have against the Company (other than for post termination benefits payable or provided to the Employee under this Agreement or any other applicable Company benefit plan) in such form as the Company may require; and (ii) such release becoming irrevocable.

11. Resignation.  In the event that the Employee’s services under this Agreement are terminated under any of the provisions of this Agreement (except by death), the Employee agrees that he will deliver to the Board of Directors his written resignation from all positions held with the Company, such resignation to become effective immediately; provided, however, that nothing herein shall be deemed to affect the provisions of Section 7 or 12 of this Agreement, and/or the provisions of the Confidentiality, Invention Assignment, Conflict of Interest and Non-Compete Agreement annexed hereto as Exhibit A, relating to the survival thereof following termination of the Employee’s services hereunder; and provided, further, that except as expressly provided in this Agreement, the Employee shall be entitled to no further compensation hereunder.

12. Data.  Upon expiration or termination of the Term of Employment or termination pursuant to Section 1, 6, 9 or 10 hereof, the Employee or his personal representative shall promptly deliver to the Company all books, memoranda plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession or control, if any.

13. Insurance.  The Company shall have the right, at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Employee, and the Employee agrees to submit to usual and customary medical examinations and otherwise to cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

14. Waiver of Breach.  Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Employee or the Company.

15. Assignment.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger or consolidation of the Company with or into any other entity (including, without limitation, any change in control of the Company), all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  Insofar as the Employee is concerned, this Agreement, being personal, may not be assigned, and any such purported assignment shall be void and of no effect.

16. Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.  In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered.

17. Notices.  All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission (receipt confirmed) or five (5) business days after being sent by registered or certified mail, return receipt requested, postage paid, addressed as follows:

(a)	If to the Employee:

Randall E. McCoy
____________________
____________________
____________________

(b)	If to the Company:

Windstar, Inc.
10 High Court
Little Falls, NJ 07424
Fax No.: (973) 200-0155
Attn: President

with a copy to:

Richard J. Pinto, Esq.
Stevens & Lee, P.C.
100 Lenox Drive, Suite 100
Lawrenceville, New Jersey 08648
Fax No.: (610) 371-7930

Any party may, by written notice to the other in accordance with this Section 17, change the address to which notices to such party are to be delivered or mailed.

18. General.  Except as otherwise provided herein, the terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Employee with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings between the Employee and the Company, whether written or oral.  This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.  This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.  The headings of the sections of this Agreement are for convenience of reference only and do not constitute part of this Agreement.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed or caused to be executed by its duly authorized representative this Employment Agreement as of the day and year first above written.

WINDSTAR, INC.

By: /s/ Randall E. McCoy
Name: Randall E. McCoy
Title:  CEO

Employee:

/s/ Randall E. McCoy
Randall E. McCoy